SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) February 24, 2004

Golden Eagle International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

12401 South 450 East, Building D1, Salt Lake City, Utah 84020
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 9. Regulation F-D.

Golden Eagle International, Inc. announced today that it is estimating proven and probable gold reserves, and proven and probable copper reserves, on its Buen Futuro mining concession located in the Precambrian Shield of eastern Bolivia. Those reserves were estimated by Michael H. Biste, Ph.D, an independent economic geologist and consultant in a report dated February 2004. The report states that the reserves were estimated in accordance with Guide 7 of the Securities and Exchange Commission’s Guides for the Preparation of Registration Statements and with the Society for Mining, Metallurgy and Exploration’s “Guide for Reporting Exploration Information, Mineral Resources, and Mineral Reserves” dated March 1, 1999. In preparing the report and estimated mineral reserves, Dr. Biste was acting as a consultant to Golden Eagle. Golden Eagle acquired the Buen Futuro property and related information from an unrelated Bolivian national in June 2003. At the time, Golden Eagle entered into a consulting agreement with Dr. Biste by which Golden Eagle has paid him $3,000 per month and Golden Eagle common stock with a value of $2,000 per month. Dr. Biste has consented to the public release of the information contained in this Form 8-K.

Dr. Biste stated that the scope of his report was a recompilation of pertinent geological and sampling data obtained from mineral exploration on the Buen Futuro property since 1993, including trench, auger, diamond, and reverse circulation drilling performed under his supervision from 1993 through 1998. According to Dr. Biste’s report, the exploration work and his analysis indicates that three individual massive sulfide lenses exist in an area on the Buen Futuro prospect consisting of 0.7 by 1.0 kilometers in two different stratigraphic levels. Dr. Biste also determined that the primary sulfide mineralization consists mainly of chalcopyrite, pyrite, and minor amounts of sphalerite and galena. Dr. Biste identified a 45-meter thick chalcocite supergene blanket and a 40-meter thick oxide zone that overlie the primary mineralization. He found that gold is enriched in the oxide and copper in the supergene zone where base metals (such as lead and zinc) are leached out. There has not been any mineral production from the Buen Futuro concession to date.

Based on Dr. Biste’s report, Golden Eagle announced the following:

Gold Reserves

Proven and Probable Total	Ore in 000's of tonnes	g/t Gold	Troy Ounces of Gold (proven and probable)	Proven Reserve only Ore in 000's of tonnes	g/t Gold	Troy Ounces of Gold	Probable Reserve only Ore in 000's of tonnes	g/t Gold	Troy Ounces of Gold
Total	2,528	1.03	83,715	1,577	1.12	56,585	951	0.89	27,328

Copper Reserves

Proven and Probable Total	Ore in 000's of tonnes	% Copper	Fine tonnes of Copper (proven and probable)	Proven Reserve only Ore in 000's of tonnes	% Copper	Fine tonnes of Copper	Probable Reserve only Ore in 000's of tonnes	% Copper	Fine tonnes of Copper
Total	2,162	1.72	37,205	1,137	1.85	21,025	1,025	1.58	16,153

As used in the preceding table,

proven (or measured) reserves are reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of the reserves are well-established; and

probable (or indicated) reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

The in-place proven and probable oxide gold reserves total 2,528,000 tonnes @ 1.03 g/t gold, giving an in situ metal quantity of 83,715 troy ounces. As stated in the report by Dr. Biste, mining method losses are estimated to be negligible, however, metallurgical testing indicates a 4% recovery loss should be expected, which in any event is extremely low, qualifying the in-place reserves pursuant to Industry Guide 7, and decreasing the number to 80,366 troy ounces recoverable.

The in-place proven and probable supergene copper reserves total 2,162,000 tonnes @ 1.72% copper giving an in situ metal quantity of 37,186 tonnes (82 million pounds) of copper. Again, the mining method losses are estimated to be low compared to actual block ore estimates, however, the metallurgical losses are estimated to be in the range of 13%, qualifying the in-place reserves pursuant to Industry Guide 7, and decreasing the number to 32,352 tonnes (71 million pounds) recoverable.

The Buen Futuro mining concession is located 280 kilometers north of Santa Cruz, Bolivia, and 18 kilometers east of the township of Ascension de Guarayos. It consists of a single claim of 1,000 hectares (2,471 acres) in size. Golden Eagle also owns six contiguous claims in the area consisting of 55,420 hectares (136,500 acres).

Golden Eagle purchased the Buen Futuro concession from Celia Calla de Arraya, a Bolivian, in June 2003, in exchange for a 3% net smelter return, payments of $50,000 cash and shares of restricted Golden Eagle common stock valued at $75,000, and a promise to make the following additional payments:

	Cash	Shares (Value)
March 2005	US$100,000	US$25,000
September 2005	US$100,000	US$75,000

Under the agreement with Sra.Calla de Arraya, Golden Eagle agreed to maintain an exploration program to replace mineral reserves as they are depleted through mining as long as the potential for feasible mineral reserves continues on the ore deposits found within the Buen Futuro concession. Golden Eagle also agreed to invest $1 million in exploration by the end of June 2006. Golden Eagle has expended approximately $75,000 to date and (subject to financing) it expects to meet that commitment by the end of 2004.

In the agreement, Golden Eagle also agreed to enter into mineral production on the Buen Futuro concession by May 23, 2005, and to expend a minimum of $2,000,000 to initiate that production. To date, Golden Eagle has not met this commitment, and its ability to do so will be dependent on additional financing.

Based on Dr. Biste’s report, Golden Eagle proposes to develop the proven and probable reserves in three open pit mines beginning at 7,733 tonnes per day, and ultimately mining 22,000 tonnes per day of gold ore, copper ore and waste. Golden Eagle expects to recover the gold through cyanide leaching in a CIP circuit, and the copper through leaching and solvent extraction, both metals will then be electro-won, all of which is permissible under Golden Eagle’s anticipated permits.

The initial build out of the gold plant and other infrastructure improvements will require a capital investment of about $6,000,000. Golden Eagle estimates that more than $17,000,000 will be necessary for construction of the copper plant and mining expansion. At the present time, Golden Eagle does not have the funds necessary to commence the plant construction on the Buen Futuro property, and there can be no assurance that it will be able to obtain such funds on reasonable terms. Golden Eagle is considering a number of alternatives to obtain the necessary funding, including entering into a joint venture with an industry partner or other experienced persons who wish to participate in a high-risk mining venture, or seeking other forms of debt or equity capital. As stated in its reports filed under the Securities Exchange Act of 1934, Golden Eagle has significant working capital shortages and cash flow difficulties.

Dr. Biste’s report is based on a number of assumptions, and his conclusions are sensitive to the world market for copper and gold. According to his report, he has assumed a gold price per troy ounce of $360 and a copper price per pound of $0.80. These prices are less than the current prices of approximately $400 per troy ounce of gold and $1.30 per pound of copper.

Among the other assumptions set forth in Dr. Biste’s report are that the geological and economic cutoff grades for gold is 0.2 grams per tonne, and for copper is 0.2%, and continued political and labor stability in Bolivia and the Buen Futuro area.

Based on advice from its counsel in Bolivia, Golden Eagle has received, or reasonably anticipates that it will receive, all required governmental permits for the continuation of exploration and the commencement of development and mining operations on the Buen Futuro prospect. Golden Eagle also believes that it will be able to comply with all requirements it expects to be contained in the governmental permits for environmental protection and worker health and safety.

CAUTIONARY NOTE

Some of the statements in this current report on Form 8-K are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-KSB and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Eagle International, Inc. (Registrant) By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer February 24, 2004